Exhibit 5.1

Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 (650) 565 7000 (650) 565 7100 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Founded 1866

January 27, 2015

Internet Patents Corporation

101 Parkshore Drive, Suite 100

Folsom, CA 95630

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Internet Patents Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), and the associated Series A Junior Participating Preferred Share Purchase Rights of the Company (the “Registered Rights”). The Registered Shares and the Registered Rights are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of November 11, 2014 (the “Merger Agreement”), by and among the Company, Strategic Concepts Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Prism Technologies, LLC, a Nebraska limited liability company (“Target”), and Gregory J. Duman, as the Securityholders’ Agent, which provides, among other things, that Merger Sub will merge with and into Target, with Target surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to Section 1.5(a)(ii) of the Merger Agreement, as part of the consideration for all membership units of Target outstanding at the effective time of the Merger. The terms of the Registered Rights are set forth in the Section 382 Rights Agreement, dated November 23, 2011 (the “Rights Agreement”), between the Company (previously, InsWeb Corporation) and American Stock Transfer & Trust Company, LLC, as rights agent, as amended. The Merger is subject to satisfaction or waiver of a number of conditions.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Merger Agreement, the Rights Agreement, the Company’s Restated Certificate of Incorporation, as amended, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the Rights Agreement, and the issuance of the Registered Shares and the Registered Rights by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Internet Patents Corporation

January 27, 2015

Based on the foregoing, we are of the opinion that:

1.     Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the General Corporation Laws of the State of Delaware (“DGCL”) and the Nebraska Uniform Limited Liability Company Act (“NULLCA”), and (iv) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

2.     The Registered Right associated with each Registered Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1, and (iii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement.

In rendering the opinion in paragraph 2, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Registered Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Registered Rights associated with the Registered Shares, and not any particular provision of the Registered Rights or the Rights Agreement. We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Internet Patents Corporation

January 27, 2015

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP